Exhibit 10.7

Manufacturing and Distribution Rights Agreement

This Agreement (“Agreement”) is made as of January 07, 2016, by and between Advice Electronics Ltd., an Israeli company (“Advice”), and Digital Power Corporation, a California corporation (“DPC”). For purposes of this Agreement, the “Parties” or “Party” shall mean Advice, on the one hand, and DPC, on the other hand.

WHEREAS, DPC has signed a contract with an Israeli company Telkoor Telecom Ltd. ("Telkoor") granting DPC the right to directly order and purchase certain products of Telkoor from a manufacturer in China: SHENZHEN WATT ELECTRONICS CO. Ltd. ("Watt") and the right to market, sell and distribute such products in agreed upon markets and territories, subject to the payment by DPC of royalties to Telkoor; and

WHEREAS, on January 07, 2016 Advice has or intend to purchase the commercial civil operation and all rights, including, but not only, Intellectual Property and copyright rights, Production files and Know How regarding to products of Telkoor, and including all the rights with regards to DPC with additional warranty given by Telkoor that DPC will sign this agreement with Advice; and

WHEREAS, Telkoor has given its full irrevocable consent to this agreement; and

WHEREAS, in connection therewith the Parties wish to establish the commercial relationship between them hereby enter into this Agreement pursuant to the terms and conditions hereunder.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

Subject to the terms and conditions of this Agreement, Advice hereby grants DPC the non-exclusive right to directly place purchase orders for the purchase of the products listed on Schedule A attached hereto, as may be amended from time to time by mutual consent of the Parties (the “Products”) with the manufacturer Watt (the “Manufacturer”), for the sole purpose of distributing the Products in all territories except: in Israel, except: to Advice's clients and customers all over the world and except: to the company "Harmonics" and affiliate companies under it all over the world (the “Manufacturing Rights”). It is emphasized that every right attributed to the Products is the property solely of Advice.

2.

The Manufacturing Rights are granted to DPC until 31 August 2017. It is agreed that from 1 September 2017 DPC will have no rights to place orders directly to Watt under this agreement, and all manufacturing orders and procedure as to the Products will be via Advice. As to distribution of the Products after 31 August 2017, DPC will be allowed to distribute the Products under DPC branding until 31 December 2020, subject to Advice's consent. DPC will issue manufacturing order to Advice for any Products listed in Schedule A after 31 August 2017, and subject of issuing purchase orders only via Advice and payment of royalties as specified in Schedule A.

3.

In consideration of the grant of the Manufacturing Rights and distributing the Products, DPC shall pay Advice royalties in the amounts listed in Schedule A of the price paid by DPC to Watt for each Product purchased from Watt (the “Royalties”). DPC shall pay the Royalties to Advice within thirty (30) days of receipt of invoice by Advice following Watt acknowledgement of products shipped to DPC. DPC will notify Advice of each order within 3 days of placing every purchase order of the Products with Watt.

4.

DPC shall pay for all costs and expenses associated with obtaining the necessary regulatory certifications and approvals required for DPC to sell the Products in all territories. At Advice's request, DPC shall provide services to facilitate the receipt by Advice of the regulatory certifications and approvals required for Advice to sell the Products at a reasonable price to Advice.

5.

In addition, DPC grants Advice the right to distribute the products of DPC specified in Schedule B for the duration of this Agreement. In case DPC wishes to distribute other products of Advice, subject to Advice's consent and approval the parties will negotiate another distribution Agreement between them. In case Advice wishes to distribute other products of DPC, subject to DPC's consent and approval, the parties will negotiate another distribution Agreement between them.

6.

For a period of this agreement, DPC shall not, directly or indirectly, participate or engage, or assist any other person in engaging or preparing to engage the customers of Advice and their affiliates worldwide in connection with the sale or distribution of any of the Products. Similarly, DPC is hereby committed and obliged not to sell the Products in Israel and/or to any Israeli company or its affiliates worldwide, and additionally not to sell the Products to the company "Harmonics" and its affiliates worldwide, without Advice's prior written approval. For a period of this agreement, Advice shall not, directly or indirectly, participate or engage, or assist any other person in engaging or preparing to engage the customers of DPC, in connection with the sale or distribution of any of the Products.

7.

This Agreement shall commence on the date hereof and shall remain in full force and effect until 31 August 2017 (the “Term”). Notwithstanding the aforesaid or any applicable law, either Party may terminate this Agreement with a prior notice of 30 days ahead, with no cause required. If such termination occurs DPC will immediately refrain from placing Purchase orders to Watt of the Products, and refrain from distributing it anywhere.

8.

DPC shall provide Advice or its legal successor with (i) any purchase order submitted by DPC to Watt (“Purchase Orders”), within 3 days after such Purchase Order has been submitted by DPC, and (ii) accurate monthly reports, detailing the actual number of Products which were purchased during each calendar month, the price paid for such Products and any other material information, terms and conditions with respect thereto (each, a “Usage Report”). Usage Reports must be delivered to Advice or its legal successor no later than thirty (30) days after the last day of each calendar quarter. Within thirty (30) business days of a written request from Advice or its legal successor, but no more than once every calendar year, Advice or its legal successor shall have the right to audit or have audited said Usage Reports, and DPC shall have the obligation to make available any requested Usage Reports and relevant books and records, during normal business hours and at the principal offices of it, to confirm the undertakings under this Agreement. The quantities in each Usage Report are binding upon DPC, and if required by Advice will be authenticated by the accountant of DPC.

9.

In no event shall Advice be liable for any liabilities, losses, claims, demands, obligations, judgments, causes of action, assessments, fines, damages, costs and expenses of DPC of any kind or nature that arise out of or in connection with this Agreement. Notwithstanding the aforesaid, during the Term, Advice shall be responsible for providing ECNs and ECOs Product design updates as a result of materials/components obsolesces or Product manufacturability. Advice shall also be responsible, and correct or repair, only defect in design in the Products, but shall not be responsible for, or be obligated to correct or repair, any defect in the manufacture of the Products.

10.	DPC will compensate Advice for any claim or damage which will be suffered by Advice due to DPC breach of this Agreement or any negligence conducted with the Products.
11.

Either Party of acknowledges and agrees that “Confidential Information” means any materials, data, and/or information of any type whatsoever, in whatever form or media, whether or not marked as “confidential” and/or “proprietary,” that is disclosed to or becomes known by either Party, and which is not generally known to the public, or which could reasonably be expected to be valuable to Advice or its affiliates or a competitor of Advice or its affiliates are created, accessed, viewed, learned, obtained, disclosed to or become known by either Party pursuant to this Agreement. Either Party shall: (a) hold such Confidential Information in strict confidence; (b) not disclose such Confidential Information to any third party except as expressly permitted by this Agreement. DPC will use Confidential Information only as necessary for DPC’s performance of its obligations under this Agreement.

12.

DPC will have no right of any kind and no copyright or intellectual property rights in the Products or the Production Files of the Products or any rights attributed to the Products, except as specified in this Agreement.

13.	DPC may not assign or delegate this Agreement, or any part thereof, to a third party by operation of law or otherwise without the prior written consent of Advice.
14.

No failure or delay on the part of either Party in the exercise of any power or right under the Agreement shall operate as a waiver thereof. No single or partial exercise of any right or power under the Agreement shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach under the Agreement. No amendment or modification of or supplement to the terms of this Agreement or the schedules attached hereto shall be binding on either Party unless reduced to writing and signed by both Parties. This Agreement sets forth the entire final agreement between the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties.

15.

This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Israel (without reference to the choice of law provisions of Israeli law that would require the application of law of any other jurisdiction), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a Party, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. In any action between the Parties, each of the Parties irrevocably consents to the jurisdiction and venue of the Tel Aviv-Yafo courts located in the State of Israel.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

Advice Electronics Ltd.

By: /s/ Eli Nahum

Name: Eli Nachum

Title: President

DIGITAL POWER CORPORATION

By: /s/ Amos Kohn

Name: Amos Kohn

Title: President & CEO

Schedule A

Manufacturing Rights - Product List and Royalty

Family	Telkoor P/N	P/N	Royalty Rate %

CPCI-AC-3U-200	900-3002-xx	CPCI 200W	10
CPCI-DC-3U-200/48	900-3003-xx	CPCI 200W	10
CPCI-DC-3U-200/24	900-3011-xx	CPCI 200WDC	10
CPCI-AC-3U-300/48	900-4002-xx	CPCI 300W	10
CPCI-DC-3U-300/48	900-4003-xx	CPCI 300W	10
CPCI-DC-3U-300/24	900-4011-xx	CPCI 300WDC	10
CPCI-AC-6U-400	900-6002-xx	CPCI 400W	10
CPCI-DC-6U-400	900-6003-xx	CPCI 400WDC	10
CPCI-AC-6U-500	900-7002-xx	CPCI 500W	10
CPCI-AC-6U-500-38	900-6212-xx	CPCI 500W	10
CPCI-AC-6U-500-38	900-7038-xx	CPCI 500W	10
eF175-131	900-0431-0000	EF200W	10
eF175-215	900-0215-0000	EF200W	10
eF175-215	900-0215-00	EF200W	10
eF200-225	900-0225-0000	EF200W	10
eFA175-112	900-1436-20	EF200W	10
eFA175-112	900-1437-0000	EF200W	10
DPO306-112	900-3436-0000	EF350W	10
DPO306-124	900-3456-0000	EF350W	10
DPOS306-112	900-3463-0000	EF350W	10
eF306-154	900-3054-0000	EF350W	10
eFO306-105	900-3151-0000	EF350W	10
eFO306-128	900-3028-0000	EF350W	10
eFO306-148	900-3046-0000	EF350W	10
eFOA306-148	900-3146-0000	EF350W	10
eFO306-148-54	900-3046-54	EF350W	10
eFO306-248	900-3248-0000	EF350W	10
eFO306-112	900-3036-0000	EF350W	10
eFO306-148	900-3056-0000	EF350W	10
ePO306-112	900-3036-0000	EF350W	10
eFO306-148	900-3356-0000	EF350W	10
eFOS306-112	900-4236-0000	EF300W	10
eF400-112	900-4036-0000	EF400W	10
eF400-124	900-4056-0000	EF400W	10
eF400-148	900-4046-0000	EF400W	10
eFO400-112	900-4136-0000	EF400W	10
eFO500-124	900-5124-0000	EF500W	10
1500W	900-1548-0000	Front-End	10
1600W	900-1648-0000	Front-End	10
800W	900-2180-0000	Front-End	10
Chassis 1500-1600W	900-1200-0000	Front-End	10
Chassis 800-800W	900-1200-0000	Front-End	10